Exhibit 99.1

Sight Sciences Reports Second Quarter 2024 Financial Results and

Narrows Full Year 2024 Financial Guidance

MENLO PARK, Calif., August 1, 2024 (GLOBE NEWSWIRE) -- Sight Sciences, Inc. (Nasdaq: SGHT) ("Sight Sciences" or the "Company"), an eyecare technology company focused on developing and commercializing innovative, interventional technologies that elevate the standard of care, today reported financial results for the second quarter ended June 30, 2024, and narrowed financial guidance for full year 2024.

Recent Business and Second Quarter 2024 Financial Highlights

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Generated total revenue of $21.4 million, an increase of 11% compared to the prior quarter and a decrease of 9% compared to the same period in the prior year.

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Achieved total gross margin of 86% compared to 86% in the same period in the prior year.

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Reduced cash usage to $9.1 million, a decrease of 29% compared to $12.8 million cash used in the second quarter of 2023, reflecting continued operational discipline.

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Surgical Glaucoma ordering account utilization increased 5% and the number of active accounts increased 5% compared to the first quarter of 2024. These sequential trends highlight recovery from the LCD uncertainty period and growing momentum within the Surgical Glaucoma segment through the first half of 2024.

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The Company has recently informed existing TearCare® customers of a future list price increase to $1,200 per set of TearCare SmartLids® effective October 1, 2024. The Company is modifying its pricing structure to more accurately reflect the clinical and health economic value of the TearCare procedure as demonstrated in both Phase 1 and Phase 2 of the SAHARA RCT and its budget impact model.

Recent Clinical and Reimbursement Highlights

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Announced the publication of the Phase Two twelve-month results of the SAHARA RCT demonstrating improved signs and symptoms of dry eye disease for patients crossed over from Restasis® to TearCare. Trial results demonstrated patients treated with a single interventional eyelid procedure enabled by TearCare technology after receiving twice-daily Restasis for six months during Phase One realized further clinically meaningful improvements in the signs and symptoms of dry eye disease at month six through month twelve beyond the improvements seen with Restasis during the first six months.

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The Centers for Medicare and Medicaid Services (“CMS”) published the 2025 Proposed Medicare Payment Rules for hospital outpatient department and ambulatory surgery center (“ASC”) settings, along with the proposed 2025 Medicare physician fee schedule. The ASC payment rule for 2025 includes a proposal to grant device-intensive status and adopt a related proposed increase in Medicare’s facility payment rate for canaloplasty procedures reported with CPT code 66174, a code that is currently used to report the Company’s comprehensive OMNI® Surgical System (“OMNI”) procedure. If the rule is finalized with device-intensive status for CPT code 66174, it will result in an increased ASC facility payment compared to 2024 Medicare payment amounts, per the table below, effective January 1, 2025. These proposed rules are not considered final until the final rule is published, which we expect to occur in the fourth quarter of 2024.

		Facility Fee – ASC (rounded to nearest $)
HCPCS Code	Description	2024	2025 Proposed	$ Difference	% Difference
66174	Canaloplasty (standalone)	$2,045	$2,644	$599	29%
66174 + 66984 (50%)	Canaloplasty + Routine Cataract	$2,637	$3,247	$610	23%

Management Commentary

Paul Badawi, co-founder and Chief Executive Officer of Sight Sciences commented, "In the second quarter we continued to establish commercial momentum as we drove mid-single digit sequential increases in account utilization and active customers in our Surgical Glaucoma segment, and recovered the net customers lost during the LCD uncertainty period. With increasing clarity on coverage eligibility, thousands of surgeons can continue to routinely use our OMNI technology for glaucoma patient management, and this allows us to focus on supporting expanded use cases for the technology, reengaging existing customers who were awaiting coverage clarity, and training new surgeons who would like to perform the procedure enabled by OMNI.”

Mr. Badawi continued, “In parallel, we continue to advance our Dry Eye business with further clinical and market access progress. The recent publication of the twelve-month SAHARA results and the soon to be published budget impact model more accurately demonstrate the true value of the TearCare technology. We intend to ensure this value is appropriately distributed across stakeholders by pioneering market access for interventional dry eye procedures. Reimbursement at the levels supported by our evidence shows compelling economics and value to patients, payors, and eyecare providers. We are inspired by the opportunities in front of us and remain steadfast in our commitment to elevating the standards of care in eyecare.”

Second Quarter 2024 Financial Results

Revenue for the second quarter of 2024 was $21.4 million, a decrease of 9% compared to the same period in the prior year. Surgical Glaucoma revenue was $20.2 million, a decrease of 5% compared to the same period in the prior year. This decrease was primarily driven by lower account utilization and a lower average selling price in the second quarter versus the same period in the prior year. Dry Eye revenue was $1.1 million, a decrease of 46% from the same period in the prior year. The expected decline was primarily due to fewer new accounts and related SmartHub® sales, as a result of the planned reduction in sales infrastructure, and the Company’s focus on the next phase of its commercial strategy for its Dry Eye segment, which involves achieving market access.

Gross profit for the second quarter of 2024 was $18.3 million compared to $20.1 million in the same period in the prior year. Gross margin for the second quarter of 2024 was 86%, compared to 86% in the same period in the prior year. Surgical Glaucoma gross margin in the second quarter of 2024 was 88%, compared to 89% in the same period in the prior year, primarily driven by product sales mix. Dry Eye gross margin in the second quarter of 2024 declined to 47%, from 55% in the same period in the prior year, primarily due to product sales mix and higher overhead costs per unit in the current period due to lower production volumes.

Total operating expenses were $31.0 million in the second quarter of 2024, representing a 12% decrease compared to $35.3 million in the same period in the prior year, which reflects reduced operating expenses and improved operating expense leverage compared to the same period in the prior year. The decrease was primarily due to lower personnel-related expenses, which were partially offset by increased stock-based compensation expenses. Research and development expenses were $4.3 million in the second quarter of 2024 compared to $5.2 million in the same period in the prior year, representing a 17% decrease. Selling, general, and administrative expenses were $26.7 million in the second quarter of 2024, compared to $30.1 million in the same period in the prior year, representing an 11% decrease. Adjusted operating expenses1,2 were $26.6 million in the second quarter of 2024, down from $31.5 million in the same period in the prior year, representing a 15% decrease.

Net loss was $12.3 million ($0.25 per share) in the second quarter of 2024, compared to $14.8 million ($0.30 per share) in the same period in the prior year.

Cash and cash equivalents totaled $118.2 million and total long-term debt was $35.0 million (before debt discount and amortized debt issuance costs) as of June 30, 2024, compared to $154.5 million and $35.0 million, respectively, as of June 30, 2023. Cash used in the second quarter of 2024 totaled $9.1 million, compared to the same period in the prior year where cash used was $12.8 million, reflecting continued operational discipline.

2024 Financial Guidance

The Company continues to expect double-digit surgical glaucoma revenue growth in the second half of 2024 compared to the same period in the prior year as it regains commercial momentum and expands its customer base and account utilization. However, the Company expects Dry Eye revenue to decrease as it implements an increase in dry eye pricing effective October 1, 2024, which it believes will have a significant negative impact on cash-pay procedure volumes in the second half of 2024, before it expects a return to growth in 2025 with market access wins.

As a result, Sight Sciences narrows revenue guidance expectations for full year 2024 to approximately $81.0 million to $83.0 million, representing growth of approximately 0% to 2% compared to 2023, versus its prior range of $81.0 million to $85.0 million. The Company expects dry eye revenue for full year 2024 to be less than $3.0 million, including the $2.1 million of revenue achieved through the end of the second quarter.

The Company narrows guidance expectations for adjusted operating expenses1,3 for full year 2024 to approximately $107.0 million to $109.0 million, representing a decrease of approximately 1% to 3% compared to 2023, versus its prior range of $107.0 million to $110.0 million.

The Company's full year 2024 financial guidance is forward-looking in nature, reflecting management’s expectations as of August 1, 2024, and is subject to significant risks and uncertainties that limit its ability to accurately forecast results. This outlook assumes no meaningful changes to the Company's business prospects or risks and uncertainties identified by management that could impact future results, which include, but are not limited to: changes in the reimbursement environment, including coverage decisions and reimbursement rates; the outcome of clinical trials; the outcome of legal proceedings or regulatory matters; changes in economic conditions, including discretionary spending and inflationary pressures; and supply chain disruptions, constraints and related expenses.

1 “Adjusted operating expenses” is a financial measure not prepared in accordance with the generally accepted accounting principles in the United States (“GAAP,” and such measure, a “non-GAAP financial measure”), and is calculated as operating expenses less stock-based compensation expense, depreciation and amortization, and restructuring costs. Please see the “Non-GAAP Financial Measures” section below for additional information.

2 A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures has been provided in the table titled "Non-GAAP to GAAP Reconciliation" attached to this press release.

3 Consistent with Securities and Exchange Commission regulations, the Company has not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the “unreasonable efforts” exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments that may be made to the Company’s GAAP financial measures in calculating the non-GAAP financial measures.

Non-GAAP Financial Measures

Certain non-GAAP financial measures, including adjusted operating expenses, are presented in this press release to provide information that may assist investors in understanding the Company's financial and operating results. The Company believes these non-GAAP financial measures are important performance indicators because they exclude items that are unrelated to, and may not be indicative of, the Company's core financial and operating results. These non-GAAP financial measures, as calculated, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial measures are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period to period.

Conference Call

Sight Sciences' management team will host a conference call today, August 1, 2024, beginning at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.sightsciences.com, on the Investors page in the News & Events section. The webcast will be available for replay for at least 90 days after the event.

About Sight Sciences

Sight Sciences is an eyecare technology company focused on developing and commercializing innovative and interventional solutions intended to transform care and improve patients’ lives. Using minimally invasive or non-invasive approaches to target the underlying causes of the world’s most prevalent eye diseases, Sight Sciences seeks to create more effective treatment paradigms that enhance patient care and supplant conventional outdated approaches. The Company’s OMNI® Surgical System is an implant-free glaucoma surgery technology (i) indicated in the United States to reduce intraocular pressure in adult patients with primary open-angle glaucoma; and (ii) CE Marked for the catheterization and transluminal viscodilation of Schlemm’s canal and cutting of the trabecular meshwork to reduce intraocular pressure in adult patients with open-angle glaucoma. Glaucoma is the world’s leading cause of irreversible blindness. The SION® Surgical Instrument is a bladeless, manually operated device used in ophthalmic surgical procedures to excise trabecular meshwork. The Company’s TearCare® System is 510(k) cleared in the United States for the application of localized heat therapy in adult patients with evaporative dry eye disease due to meibomian gland dysfunction (“MGD”), enabling clearance of gland obstructions by physicians to address the leading cause of dry eye disease. Visit www.sightsciences.com for more information.

Sight Sciences, TearCare, SmartHub and SmartLids are trademarks of Sight Sciences registered in the United States. OMNI and SION are trademarks of Sight Sciences registered in the United States, European Union and other territories.

Restasis is a registered trademark of Allergan, an AbbVie company.

© 2024 Sight Sciences. All rights reserved.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Any statements made in this press release or during the earnings call that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include, but are not limited to, statements concerning our clinical and market access progress; our ability to support expanded use cases for our products and reengage existing customers; the timing and impact of the ASC payment rule on payment rates for our OMNI procedure; the impact of our dry eye pricing strategy; the timing and impact of the publication of our budget impact model; our ability to achieve our updated 2024 revenue and adjusted operating expenses guidance; and our ability to achieve surgical glaucoma revenue growth in the second half of 2024.

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These statements often include words such as "anticipate," "expect," “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. We base these forward-looking statements on our current expectations, plans and assumptions we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances at such time. Although we believe these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our business, results of operations and financial condition and could cause actual results to differ materially from those expressed in the forward-looking statements. These statements are not guarantees of future performance or results. These forward-looking statements are subject to and involve numerous risks, uncertainties and assumptions, including those discussed under the caption “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, as may be updated from time to time in subsequent filings, and you should not place undue reliance on these statements. These cautionary statements are made only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor contact:
Philip Taylor
Gilmartin Group
415.937.5406
Investor.Relations@Sightsciences.com

Media contact:

pr@SightSciences.com

SIGHT SCIENCES, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)

	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$118,177	$138,129
Accounts receivable, net of allowance for credit losses of $1,059 and $1,186 at June 30, 2024 and December 31, 2023, respectively	19,919	14,289
Inventory, net	6,781	7,849
Prepaid expenses and other current assets	1,452	2,604
Total current assets	146,329	162,871
Property and equipment, net	1,489	1,640
Operating lease right-of-use assets	1,257	1,458
Other noncurrent assets	640	682
Total assets	$149,715	$166,651
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,923	$1,731
Accrued compensation	5,394	4,528
Accrued and other current liabilities	5,971	3,774
Current portion - long-term debt, net	—	2,219
Total current liabilities	13,288	12,252
Long-term debt, net	33,770	31,708
Other noncurrent liabilities	1,019	2,476
Total liabilities	48,077	46,436
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; no shares issued and outstanding as of June 30, 2024 and December 31, 2023	—	—
Common stock, par value $0.001 per share; 200,000,000 shares authorized; 50,136,131 and 49,131,363 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	50	49
Additional paid-in-capital	424,973	414,956
Accumulated deficit	(323,385)	(294,790)
Total stockholders’ equity	101,638	120,215
Total liabilities and stockholders’ equity	$149,715	$166,651

SIGHT SCIENCES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$21,370	$23,471	$40,635	$42,296
Cost of goods sold	3,025	3,381	5,819	6,429
Gross profit	18,345	20,090	34,816	35,867
Operating expenses:
Research and development	4,316	5,221	8,952	9,890
Selling, general and administrative	26,680	30,056	53,239	58,731
Total operating expenses	30,996	35,277	62,191	68,621
Loss from operations	(12,651)	(15,187)	(27,375)	(32,754)
Investment income	1,526	1,793	3,174	3,602
Interest expense	(1,145)	(1,349)	(2,350)	(2,625)
Loss on debt extinguishment	—	—	(1,962)	—
Other expense, net	(44)	(3)	(50)	(22)
Loss before income taxes	(12,314)	(14,746)	(28,563)	(31,799)
Provision for income taxes	15	8	32	22
Net loss and comprehensive loss	$(12,329)	$(14,754)	$(28,595)	$(31,821)
Net loss per share attributable to common stockholders, basic and diluted	$(0.25)	$(0.30)	$(0.58)	$(0.66)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	49,903,386	48,536,310	49,694,825	48,471,153

SIGHT SCIENCES, INC.

Gross Margin Disaggregation (Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue
Surgical Glaucoma	$20,244	$21,398	$38,501	$38,733
Dry Eye	1,126	2,073	2,134	3,563
Total	21,370	23,471	40,635	42,296
Cost of goods sold
Surgical Glaucoma	2,423	2,444	4,632	4,806
Dry Eye	602	937	1,187	1,623
Total	3,025	3,381	5,819	6,429
Gross profit
Surgical Glaucoma	17,821	18,954	33,869	33,927
Dry Eye	524	1,136	947	1,940
Total	18,345	20,090	34,816	35,867
Gross margin
Surgical Glaucoma	88.0%	88.6%	88.0%	87.6%
Dry Eye	46.5%	54.8%	44.4%	54.4%
Total	85.8%	85.6%	85.7%	84.8%

SIGHT SCIENCES, INC.

Non-GAAP to GAAP Reconciliation (Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating Expenses:
Total Operating Expenses	$30,996	$35,277	$62,191	$68,621
Less: Stock-based Compensation	(4,223)	(3,671)	(8,623)	(7,135)
Less: Depreciation and Amortization	(186)	(146)	(378)	(295)
Adjusted Operating Expenses(4)	26,587	31,460	53,190	61,191

4 Please see the section titled "Non-GAAP Financial Measures" for additional information.

SIGHT SCIENCES, INC.

Supplemental Financial Measures (Unaudited)

	Three Months Ended June 30,
	2024	2023
Surgical Glaucoma active customers (5)	1,131	1,134
Dry Eye lid treatment units sold (6)	4,088	5,934
Dry Eye active customers (7)	277	370

5 “Surgical Glaucoma active customers” means the number of customers who ordered the OMNI Surgical System or the SION Surgical Instrument during the three months ended June 30, 2024 and 2023.

6 “Dry Eye lid treatment units sold” means the quantity of TearCare SmartLids® sold during the three months ended June 30, 2024 and 2023.

7 “Dry Eye active customers” means the number of customers who ordered lid treatment units during the three months ended June 30, 2024 and 2023.